Exhibit 99.2

Item 8 Information

On August 3, 2020, Rong Chang Limited and Sen Rong Limited entered into an acting-in-concert agreement (the “Acting-in-Concert Agreement”). Xin Ding Heng Limited and Yi Chuan Jin Limited, which were then 75.1% and 24.9% shareholders of Sen Rong Limited, respectively, entered into an agreement agreeing, among others, to procure Sen Rong Limited to carry out the terms of the Acting-in-Concert Agreement and terminated the appointment letter they previously entered into, which appointed Rong Chang Limited as their proxy to attend and vote their shares in Sen Rong Limited’s shareholders’ meetings. Pursuant to these agreements, Sen Rong Limited agreed to, and Yi Chuan Jin Limited and Xin Ding Heng Limited agreed to procure Sen Rong Limited to, act together with Rong Chang Limited for purpose of exercising Sen Rong Limited’s shareholders’ rights in the Issuer, including in relation to the voting and disposition of the Issuer’s shares it holds, and Sen Rong Limited agreed to appoint Rong Chang Limited as its proxy to attend and vote its shares in the Issuer’s shareholders’ meetings. As a result of the Acting-in-Concert Agreement, (i) Rong Chang Limited and Sen Rong Limited may be deemed to have formed a group, which may be deemed to beneficially own all the Issuer’s ordinary shares held of record by Rong Chang Limited and Sen Rong Limited, collectively, and (ii) Rong Chang Limited may be deemed to beneficially own all the Issuer’s ordinary shares held of record by Sen Rong Limited, as well as all the Issuer’s ordinary shares of which it is a record holder. Rong Chang Limited disclaims beneficial ownership of these shares, except to the extent of its pecuniary interests therein.

Xin Ding Heng Limited was the administrator of the Issuer’s share incentive plan and indirectly held 66,171,600 of Issuer’s ordinary shares through Sen Rong Limited, which represented the maximum aggregate number of ordinary shares that can be issued under the Issuer’s share option plan. As of December 31, 2020, Xin Ding Heng Limited had transferred all 66,171,600 ordinary shares it indirectly held through Sen Rong Limited to the Issuer, and was no longer a shareholder of Sen Rong Limited.

As a result of the Acting-in-Concert Agreement, (i) Rong Chang Limited and Sen Rong Limited may be deemed to have formed a group, which may be deemed to beneficially own all the Issuer’s ordinary shares held of record by Rong Chang Limited and Sen Rong Limited, collectively, and (ii) Rong Chang Limited may be deemed to beneficially own all the Issuer’s ordinary shares held of record by Sen Rong Limited, as well as all the Issuer’s ordinary shares of which it is a record holder. Rong Chang Limited disclaims beneficial ownership of these shares, except to the extent of its pecuniary interests therein.